UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2016

AMERI Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26460	95-4484725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Canal Pointe Boulevard, Suite 108, Princeton, New Jersey		08540
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (732) 243-9250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Shares of Equity Securities

Please see Item 8.01 (Other Events) of this current report on Form 8-K, which is incorporated herein by reference.

Item 8.01	Other Events

On June 23, 2016, AMERI Holdings, Inc. (the “Company”), entered into a Share Purchase Agreement (the “Purchase Agreement”) for the acquisition of Bigtech Software Private Limited, an Indian company (“Bigtech”), from all of its shareholders (the “Shareholders”).  Bigtech is a pure-play end-to-end SAP consulting company specializing in SAP application management services and SAP project implementations and is based in Bangalore, India.  Pursuant to the Purchase Agreement, the Bigtech acquisition is expected to close within 90 days, subject to further legal conditions and approvals, which are expected to be completed in 90 days.  At closing, the Company will pay to the Shareholders approximately $340,000 and issue 2-year warrants to purchase an aggregate of 51,000 shares of the Company’s common stock, par value $0.01 per share (the “Warrants”), with an exercise price per share of $0.01.  The Shareholders will also be eligible to an aggregate earnout of up to $255,000 over the two years following the closing of the acquisition, subject to Bigtech’s achievement of certain revenue and EBITDA targets.  Upon closing, the Warrants will be issued in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act as a private offering.  Such issuance did not, and will not, involve a public offering, and will be made without general solicitation or advertising.  In addition to compliance with securities laws, sales of the shares to be issued pursuant to the Warrants are subject to restricted stock provisions contained in the Warrants.

The parties to the Purchase Agreement have made customary representations, warranties and covenants therein.  The foregoing description of the Purchase Agreement is included to provide information regarding its terms.  It does not purport to be a complete description.  A copy of the press release announcing the Bigtech acquisition is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1	Press Release, dated June 29, 2016.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2016	AMERI HOLDINGS, INC.

	By:	/s/ Giri Devanur
Giri Devanur
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Press Release, dated June 29, 2016.